EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors and Shareholders

Spectrum Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-59086 and 333-124375) on Form S-3 and (Nos. 333-39239, 333-41815, 333-42443, 333-68250, and 333-117567) on Form S-8, of Spectrum Brands, Inc. of our reports dated December 14, 2005, with respect to the consolidated balance sheets of Spectrum Brands, Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the annual report on Form 10-K of Spectrum Brands, Inc.

Our report dated December 14, 2005 on management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 contains an explanatory paragraph that states that Spectrum Brands, Inc. acquired the United Industries Corporation, Tetra Holdings GmbH, and Jungle Laboratories Corporation (the Acquired Companies) during 2005. Management excluded from its assessment of the effectiveness of Spectrum Brands, Inc.’s internal control over financial reporting as of September 30, 2005 the Acquired Companies internal control over financial reporting. Our audit of internal control over financial reporting of Spectrum Brands, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Companies.

Atlanta, Georgia

December 14, 2005